Exhibit 10-3

GANNETT CO., INC.

TRANSITIONAL COMPENSATION PLAN

As Amended and Restated August 7, 2007

Amendment No. 1

Pursuant to Section 17 of the Transitional Compensation Plan (as Amended and Restated August 7, 2007) (the “Plan”), the Board of Directors (the “Board”) of Gannett Co., Inc. (the “Company”) hereby amends the Plan as follows:

1. Section 6(a) of the Plan is hereby amended by adding the following provision to the end thereof:

However, notwithstanding subsection 6(a)(iii), effective with respect to any person who becomes a Participant on or after April 15, 2010, benefits shall be payable upon a termination of employment by the Participant only for Good Reason and not upon termination by the Participant during the Window Period.

2. Section 7(b)(vi) of the Plan is hereby renumbered as 7(b)(vi)(A) and the following in inserted thereafter as Section 7(b)(vi)(B):

(B) With respect to any person who becomes a Participant on or after April 15, 2010, this subsection, and not subsection 7(b)(vi)(A), shall apply. It is the object of this subsection to enable each such Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to such Participant. Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Participant’s after-tax proceeds, and the Company must notify the Participant in writing of such determination. The first alternative is the payment in full of all Payments potentially subject to the Excise Tax. The second alternative is the payment of only a part of the Participant’s Payments so that the Participant receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Participant. This second alternative is referred to in this subsection as “Limited Payment”. The Participant’s Payments shall be paid only to the extent permitted under the alternative determined to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Payments. If Limited Payment applies, then Payments shall be reduced in the following order:

First, any reductions in Payments made in accordance with Sections 15.3 and 15.4 of the Company’s 2001 Omnibus Incentive Plan

(Amended and Restated as of May 4, 2010) (the “Omnibus Plan”) shall be taken into account.

Second, payment of the severance amount under Section 7(b)(ii) hereof shall be reduced.

Third, payment of the pro rata bonus under Section 7(b)(i)(B) hereof shall be reduced.

Fourth, payment of the severance amount under Section 7(b)(v) hereof shall be reduced.

The foregoing notwithstanding, no reduction in a Payment shall be made to the extent such reduction would result in the Participant incurring an additional tax under Section 409A of the Code. In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.

All determinations required to be made under this Section 7(b)(vi)(B) shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Company and the Participant within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish the Participant with a written opinion to such effect.  The determination by the Accounting Firm shall be binding upon the Company and the Participant.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of May 4, 2010.

GANNETT CO., INC.

By: /s/ Roxanne V. Horning
Title: Senior Vice President/Human Resources